Exhibit 99

USANA Health Sciences Announces Fourth Quarter and Full-Year 2010 Financial Results

  2010 marks the 8th consecutive year of record sales ($517.6 million)
  Net sales increase to a quarterly record of $137.5 million
  Earnings per share increase to $2.86 for the year and $0.75 for the quarter
  Guidance provided for 2011

SALT LAKE CITY--(BUSINESS WIRE)--February 8, 2011--USANA Health Sciences, Inc. (NASDAQ: USNA) today announced financial results for its fiscal fourth quarter and full-year ended January 1, 2011.

Financial Performance

Net sales in the fourth quarter of 2010 increased by 17.8% to a record $137.5 million, compared with $116.8 million in the fourth quarter of the prior year. This growth was due to higher product sales and an increased number of active associates, primarily driven by the Asia Pacific region. Sales from the newly acquired BabyCare operation in China added $4.1 million and favorable changes in currency exchange rates added $3.6 million in sales.

Net earnings in the fourth quarter increased by 21.4% to $12.4 million, or $0.75 per share, compared with $0.66 per share, in the fourth quarter of the prior year. This increase resulted from improved gross profit margins and a lower effective tax rate. Earnings per share gains, however, were partially offset by a higher number of diluted shares outstanding and additional operating costs related to BabyCare operations in China.

For the full-year ended January 1, 2011, net sales increased by 18.5% to a record $517.6 million, compared with $436.9 million in the prior year. This growth was due to higher product sales and an increased number of active associates, primarily driven by the Asia Pacific region. Additionally, favorable changes in currency exchange rates accounted for $21.0 million of the $80.7 million increase.

Net earnings for the full-year 2010 increased by 36.0% to a record $45.7 million, or $2.86 per share, compared with $2.17 per share in the prior year. This increase resulted from improved gross profit margins and a lower effective tax rate, but was partially offset by higher relative operating expenses and a higher average number of diluted shares outstanding.

Regional Results

Net sales in the Asia Pacific region for the fourth quarter of 2010 increased by 39.3% to $78.0 million, compared with the fourth quarter of the prior year. This improvement was primarily due to strong growth in Hong Kong, the Philippines and Japan. In the fourth quarter, the number of active Associates increased by 39.2%, which was primarily the result of growth in Hong Kong, the Philippines, and the addition of 12,000 BabyCare Associates.

“We concluded another record year in Asia Pacific, where more customers and entrepreneurs than ever before benefited from our products and home-based business opportunity,” said Chief Executive Officer, Dave Wentz. “While Hong Kong has been the key driver of our growth in Asia Pacific, we anticipate that 2011 will be a transitional year as we turn much of our attention to integrating and growing BabyCare.”

During the fourth quarter of 2010, net sales in the North America region decreased by 2.0% to $59.6 million, compared with the fourth quarter of the prior year. The number of Active Associates in the North America region declined by 11.3%, compared with the fourth quarter of the prior year.

“We continue to believe that the North America region is important for the long-term success of USANA.” Wentz continued, “In 2011, our primary corporate performance objectives will largely be tied to sales and Associate growth in North America. This, along with the integration and growth of BabyCare, will be our key measures for success in 2011.”

Outlook

Today we are providing initial financial guidance for 2011. We project consolidated net sales to be between $530 million and $550 million and earnings per share to be between $2.85 and $2.95.

Jeff Yates, Chief Financial Officer of USANA, said, “While we aim to continue our momentum during 2011, our initial outlook is cautious as we continue to make the necessary investments to grow our BabyCare business in China. We now expect that the investments required to successfully integrate our companies will be higher than we originally estimated. We believe that an effective transition to BabyCare in China during 2011 is critical to the long-term success of USANA.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, February 9, 2011 at 11:00AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, and the United Kingdom. Additionally, USANA’s wholly-owned subsidiary, BabyCare, Ltd., operates a direct selling business in China. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year Ended
	2-Jan-10	1-Jan-11	2-Jan-10(1)	1-Jan-11

Net sales	$116,784	$137,540	$436,940	$517,644
Cost of sales	23,567	24,570	89,803	95,482
Gross profit	93,217	112,970	347,137	422,162

Operating expenses
Associate incentives	53,353	61,444	196,363	233,187
Selling, general and administrative	24,520	33,401	99,983	120,759

Earnings from operations	15,344	18,125	50,791	68,216

Other income	42	345	187	648
Earnings before income taxes	15,386	18,470	50,978	68,864

Income taxes	5,179	6,079	17,422	23,213

NET EARNINGS	$10,207	$12,391	$33,556	$45,651

Earnings per share - diluted	$0.66	$0.75	$2.17	$2.86
Weighted average shares outstanding - diluted	15,558	16,479	15,432	15,942

(1) Derived from audited financial statements

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)

	As of	As of
	2-Jan-10	1-Jan-11
		(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$13,658	$24,222
Inventories	25,761	34,078
Other current assets	12,507	21,972
Total current assets	51,926	80,272

Property and equipment, net	57,241	57,568
Goodwill	5,690	16,930
Other assets	8,581	49,032
Total assets	$123,438	$203,802

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$5,810	$6,445
Other current liabilities	34,668	51,179
Total current liabilities	40,478	57,624

Line of credit- long term	7,000	-
Other long-term liabilities	1,587	1,012
Stockholders' equity	74,373	145,166
Total liabilities and stockholders' equity	$123,438	$203,802

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	2-Jan-10		1-Jan-11
Region
North America

United States	$37,168	31.8%	$37,067	27.0%

Canada	17,631	15.1%	17,059	12.4%

Mexico	6,000	5.2%	5,427	3.9%

North America Total	60,799	52.1%	59,553	43.3%

Asia Pacific

Southeast Asia/Pacific	25,502	21.8%	25,080	18.2%

Greater China	24,589	21.1%	46,124	33.5%

North Asia	5,894	5.0%	6,783	5.0%

Asia Pacific Total	55,985	47.9%	77,987	56.7%

Consolidated	$116,784	100.0%	$137,540	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	2-Jan-10		1-Jan-11
Region
North America

United States	57,000	28.6%	51,000	22.4%

Canada	25,000	12.6%	24,000	10.5%

Mexico	15,000	7.5%	11,000	4.8%

North America Total	97,000	48.7%	86,000	37.7%

Asia Pacific

Southeast Asia/Pacific	46,000	23.2%	41,000	18.0%

Greater China	48,000	24.1%	93,000	40.8%

North Asia	8,000	4.0%	8,000	3.5%

Asia Pacific Total	102,000	51.3%	142,000	62.3%

Total	199,000	100.0%	228,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product at any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	2-Jan-10		1-Jan-11
Region
North America

United States	39,000	58.2%	36,000	46.7%

Canada	16,000	23.9%	14,000	18.2%

Mexico	3,000	4.5%	4,000	5.2%

North America Total	58,000	86.6%	54,000	70.1%

Asia Pacific

Southeast Asia/Pacific	7,000	10.4%	6,000	7.8%

Greater China	1,000	1.5%	16,000	20.8%

North Asia	1,000	1.5%	1,000	1.3%

Asia Pacific Total	9,000	13.4%	23,000	29.9%

Total	67,000	100.0%	77,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product at any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
Media contact:
Dan Macuga, 801-954-7280
Public Relations